UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   May 17, 2006

THE DIRECTV GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-31945	52-1106564
(Commission File Number)	(IRS Employer Identification No.)

2230 East Imperial Highway
El Segundo, California	90245
(Address of Principal Executive Offices)	(Zip Code)

(310) 964-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events

On May 17, 2006, The DIRECTV Group, Inc., or DIRECTV, entered into an agreement to purchase a total of 15.5 million shares of its common stock, at $17.12 per share in cash, from the General Motors Special Hourly Employees Pension Trust and the General Motors Special Salaried Employees Pension Trust (collectively, the “GM Plans”). The United States Trust Company, National Association, acting as Trustee, executed this agreement on behalf of the GM Plans.

The transaction is expected to be completed on May 24, 2006. DIRECTV will use available cash or cash equivalents for this transaction. After completion of this transaction, the GM Plans will hold an aggregate of slightly less than 100 million shares of DIRECTV common stock, which will represent approximately 8.0% of the then outstanding shares. As a result, pursuant to the First Amended and Restated Registration Rights Agreement, dated as of March 12, 2003, by and among DIRECTV (as successor to certain rights and obligations of General Motors Corporation pursuant to the Succession Agreement, dated December 22, 2003) and the Trustee as trustee of each of the GM Plans (the “Agreement”), the GM Plans are now permitted to transfer shares without registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 144(k) issued under the Securities Act, subject to certain limitations in the Agreement.

On February 7, 2006, the Board of Directors of DIRECTV approved a share repurchase program which authorized DIRECTV to spend up to $3.0 billion to repurchase outstanding shares of DIRECTV common stock. Through May 17, 2006, and including the purchase agreed to with the GM Plans described above, DIRECTV has repurchased approximately 141.5 million shares for $2.24 billion at an average price of $15.80 per share.

Attached as Exhibit 99.1 is a press release issued by DIRECTV with regard to the above described transaction.

ITEM 9.01                                       Financial Statements and Exhibits

(d)                                 Exhibits.

99.1                           Press Release dated May 18, 2006 relating to purchase of shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DIRECTV GROUP, INC.
(Registrant)

Date: May 18, 2006	By:	/s/ Larry D. Hunter
	Name:	Larry D. Hunter
	Title:	Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release dated May 18, 2006 relating purchase of shares.